EXHIBIT 10.4

COCA-COLA PLAZA
ATLANTA, GEORGIA

ADDRESS REPLY TO:
JAMES R. QUINCEY	P.O. BOX 1734
PRESIDENT & CHIEF EXECUTIVE OFFICER	ATLANTA, GA 30301
THE COCA-COLA COMPANY	__________
1-404 676-9980
Fax: +1-404-598-9980

February 14, 2019

Lisa Chang
Atlanta, Georgia

Dear Lisa,

We are delighted to confirm your new position as Chief People Officer, Grade 20, with an effective date of March 1, 2019. You will report to me. The information contained in this letter provides details of your new position.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for your new position will be USD 570,000.

•
At the next regularly scheduled meeting of the Compensation Committee following your employment with the Company (April 2019), The Coca-Cola Company management will request special long-term incentive award(s) with approximate value(s) as follows:

o
USD 1,600,000, to be delivered 1/3 in Stock Options and 2/3 in Performance Shares.  This award is subject to Compensation Committee approval and is designed to address the equity award that you will not be eligible to receive in the Company’s 2019 annual grant, due to the timing of your hire.  All long-term incentive awards you will receive will be governed solely by the terms of the Company’s long-term incentive plans and agreements that will be provided to you at the time any awards are made.

o
USD 250,000 in Restricted Stock Units (RSUs).  The RSUs will vest 1/3rd each year on the 1st, 2nd, and 3rd anniversaries of the date of the grant, provided all other conditions are met.  The number of RSUs will be determined using the 30-calendar day average stock price of The Coca-Cola Company common stock as of the first of the month in which the award is approved. Dividend equivalents will not be paid during the restriction period.

EXHIBIT 10.4

•	You will receive a one-time sign on bonus of USD 270,000 provided as a lump sum cash payment. This will be paid to you within the month following your joining.

•
You will be eligible to participate in the annual Performance Incentive Plan. Your annual incentive opportunity will be 0-170% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors. The plan may be modified from time to time.

•
You will be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

•
You are expected to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to two times your base salary. As you are new to the company you will have until December 2023 to comply with this requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•	You will be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to USD 10,000, subject to taxes and withholding.

•	You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately.

•	This letter is provided as information and does not constitute an employment contract.

Lisa, I feel certain that you will find challenge, satisfaction and opportunity in this role as we start our journey together during this important time.

Sincerely,

/s/ James Quincey

James Quincey
Chairman Elect, and Chief Executive Officer

c: Jason Gibbins
Executive Compensation
Executive Services

EXHIBIT 10.4

I, Lisa Chang, accept this offer:

Signature:     __/s/ Lisa Chang______________________

Date:     _February 18, 2019__________________